Exhibit 99.1

Dunkin' Brands Reports First Quarter 2014 Results

First quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.2%

•	Added 96 net new restaurants worldwide including 69 net new Dunkin' Donuts in the U.S.

•	Revenue increased 6.2%

•	Adjusted operating income increased 7.0%; adjusted operating income margin of 44.0%

•	Diluted adjusted EPS increased 13.8% to $0.33

•	Board of Directors declares $0.23 second quarter dividend

CANTON, Mass. (April 24, 2014) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the first quarter ended March 29, 2014.
“We had a difficult first quarter with our comparable store sales growth in the U.S. significantly impacted by severe weather in the regions of the country where most of our Dunkin’ Donuts restaurants are located. However, we remain confident that we will hit our targets for the full year,” said Nigel Travis, Chairman and Chief Executive Officer, Dunkin' Brands Group, Inc. “Our franchisees achieved strong restaurant growth in the quarter adding 69 net new Dunkin’ Donuts locations in the U.S. We’re also excited to announce that we expect the first traditional Dunkin’ Donuts restaurant to open in California by the end of 2014, ahead of our original expectations. Additionally, we launched the DD Perks Rewards Program nationally at the end of January, and, more recently, online cake ordering for Baskin-Robbins, both major milestones in using technology to drive sales in our restaurants in the U.S. and eventually globally.”
“Our steadfast focus on franchisee profitability is the backbone of our long-term plan to have more than 15,000 Dunkin’ Donuts restaurants in the U.S.,” said Paul Carbone, Chief Financial Officer, Dunkin’ Brands Group, Inc. “We’re proud to report that the 2013 cohort of new restaurant openings delivered 25 percent cash-on-cash returns to franchisees, the fourth year in a row that new restaurants achieved this target. The compelling restaurant returns are driven by strong topline results, increased sales of high-margin beverages and breakfast sandwiches, the move to flat-pricing by our franchisee-owned purchasing and distribution cooperative, highly-effective real-estate selection, and an operations-focused culture and we continue to attract highly-qualified new and existing franchise operators to grow with the Dunkin' Donuts brand in the U.S."

FIRST QUARTER 2014 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	March 29, 2014	March 30, 2013	$ / #	%
Franchisee reported sales	$2,175.5	2,086.5	89.0	4.3%
Systemwide sales growth	4.3%	5.2%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	1.2%	1.7%
BR U.S. comparable store sales growth (decline)	0.5%	(4.4)%
DD International comparable store sales growth (decline)	(2.4)%	1.3%
BR International comparable store sales growth	1.4%	4.2%
Development data[1]:
Consolidated global net POD development	96	108	(12)	(11.1)%
DD global PODs at period end	10,901	10,421	480	4.6%
BR global PODs at period end	7,353	7,055	298	4.2%
Consolidated global PODs at period end	18,254	17,476	778	4.5%
Financial data:
Revenues	$171.9	161.9	10.1	6.2%
Operating income	69.1	63.5	5.6	8.9%
Operating income margin	40.2%	39.2%
Adjusted operating income[2]	$75.6	70.7	4.9	7.0%
Adjusted operating income margin[2]	44.0%	43.7%
Net income	$23.0	23.8	(0.8)	(3.5)%
Adjusted net income[2]	35.6	31.1	4.5	14.4%
Earnings per share:
Common–basic	0.22	0.22	—	—%
Common–diluted	0.21	0.22	(0.01)	(4.5)%
Diluted adjusted earnings per share[2]	0.33	0.29	0.04	13.8%
Weighted average number of common shares – diluted (in millions)	108.0	108.2	(0.2)	(0.2)%

1 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.
2 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations” for further detail.

Global systemwide sales growth in the first quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).

Dunkin' Donuts U.S. comparable store sales growth in the first quarter was driven by increased average ticket resulting from guests purchasing more items per transaction and positive mix as guests purchased more premium-priced items. Growth was driven by beverages, led by Iced Coffee and Hot and Iced Espresso; by breakfast sandwiches, led by the Sliced Turkey and Eggs Benedict sandwiches; afternoon sandwiches; and by donuts including the Brownie Batter and Cookie Dough Heart-Shaped donuts. Traffic growth, which was marginally negative, was significantly disrupted by weather in the first quarter. We estimate weather contributed approximately 200 basis points of negative impact in the quarter.

Baskin-Robbins U.S. comparable store sales growth was driven by sales of Cups & Cones, Beverages and Take Home as a result of news around Flavors of the Month such as Movie Theatre Popcorn as well as a new program offering guests a free waffle cone with the purchase of a second scoop of ice cream.
In the first quarter, Dunkin' Brands franchisees and licensees opened 96 net new restaurants around the globe. This includes 69 net new Dunkin' Donuts U.S. locations, 52 net new Baskin-Robbins International locations, 1 net new Baskin-Robbins U.S. location, and 26 net closures for Dunkin' Donuts International. Additionally, Dunkin' Donuts U.S. franchisees remodeled 94 restaurants during the quarter.
Revenues for the first quarter increased 6.2 percent compared to the prior year period primarily from increased sales of ice cream products and increased royalty income due to systemwide sales growth.
Operating income for the first quarter increased $5.6 million, or 8.9 percent, from the prior year primarily as a result of increases in royalty income and margin on sales of ice cream products. Adjusted operating income increased $4.9 million, or 7.0 percent, from the first quarter of 2013 also as a result of the increases in royalty income and margin on sales of ice cream products.
Net income for the first quarter decreased by $0.8 million, or 3.5 percent, compared to the prior year period primarily as a result of a $13.7 million loss on debt extinguishment and refinancing transactions compared to a $5.0 million loss in the prior year period, as well as a $1.0 million increase in income tax expense. The increases in expenses were offset by the $5.6 million increase in operating income and a $2.9 million decrease in interest expense. Adjusted net income increased by $4.5 million, or 14.4 percent, compared to the first quarter of 2013, as a result of the increase in adjusted operating income and decrease in interest expense, offset by an increase in income tax expense.
Diluted adjusted earnings per share increased by 13.8 percent to $0.33 for the first quarter of 2014 compared to the prior year period as a result of the increase in adjusted net income and a decrease in shares outstanding. The decrease in shares outstanding is due primarily to the repurchase of shares during 2013 and the first quarter of 2014 (512,205 shares repurchased during the first quarter), offset by the exercise of stock options.

FIRST QUARTER 2014 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	March 29, 2014	March 30, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.2%	1.7%
Systemwide sales growth	5.8%	5.5%
Franchisee reported sales (in millions)	$1,614.8	1,526.0	88.9	5.8%

Revenues:
Royalty income	$87,637	82,082	5,555	6.8%
Franchise fees	7,000	9,372	(2,372)	(25.3)%
Rental income	21,446	21,309	137	0.6%
Sales at company-owned restaurants	6,316	5,771	545	9.4%
Other revenues	2,820	1,100	1,720	156.4%
Total revenues	$125,219	119,634	5,585	4.7%

Segment profit[1]	$89,832	83,555	6,277	7.5%

Points of distribution	7,746	7,384	362	4.9%
Gross openings	87	100	(13)	(13.0)%
Net openings	69	78	(9)	(11.5)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Dunkin' Donuts U.S. revenues of $125.2 million represented an increase of 4.7 percent year-over-year. The increase was primarily a result of increased royalty income and an increase in gains from refranchising transactions, offset by a decline in franchise fees driven by the timing of franchise renewals.

Dunkin' Donuts U.S. segment profit in the first quarter increased $6.3 million over the prior year period to $89.8 million, which was driven primarily by revenue growth.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	March 29, 2014	March 30, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(2.4)%	1.3%
Systemwide sales growth	0.4%	4.7%
Franchisee reported sales (in millions)	$168.7	168.0	0.6	0.4%

Revenues:
Royalty income	$3,695	3,493	202	5.8%
Franchise fees	559	705	(146)	(20.7)%
Rental income	35	28	7	25.0%
Other revenues	(4)	397	(401)	n/m
Total revenues	$4,285	4,623	(338)	(7.3)%

Segment profit[1]	$2,857	2,552	305	12.0%

Points of distribution[2]	3,155	3,037	118	3.9%
Gross openings	66	43	23	53.5%
Net closings	(26)	(6)	(20)	333.3%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
2 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.

Dunkin' Donuts International first quarter systemwide sales increased 0.4 percent from the prior year period, driven by sales growth in the Middle East, Germany, and Spain, offset by a decline in South Korea. On a constant currency basis, systemwide sales increased by approximately 3 percent.

Dunkin' Donuts International first quarter revenues of $4.3 million represented a decrease of 7.3 percent year-over-year. The decrease in revenue was primarily a result of a decrease in transfer fees and renewal income, offset by an increase in royalty income.

Segment profit for Dunkin' Donuts International increased $0.3 million to $2.9 million, primarily due to an increase in income from our South Korea joint venture and the prior year loss from our Spain joint venture.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	March 29, 2014	March 30, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	0.5%	(4.4)%
Systemwide sales growth (decline)	2.2%	(5.7)%
Franchisee reported sales (in millions)	$109.8	107.6	2.2	2.1%

Revenues:
Royalty income	$5,524	5,382	142	2.6%
Franchise fees	175	269	(94)	(34.9)%
Rental income	826	932	(106)	(11.4)%
Sales of ice cream products	936	961	(25)	(2.6)%
Other revenues	1,660	2,068	(408)	(19.7)%
Total revenues	$9,121	9,612	(491)	(5.1)%

Segment profit[1]	$4,868	5,593	(725)	(13.0)%

Points of distribution	2,468	2,465	3	0.1%
Gross openings	18	15	3	20.0%
Net openings	1	2	(1)	(50.0)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Baskin-Robbins U.S. first quarter revenue decreased 5.1 percent from the prior year period to $9.1 million due primarily to decreases in other revenues, rental income, and franchise fees, offset by an increase in royalty income.

Segment profit for Baskin-Robbins U.S. decreased $0.7 million in the first quarter, or 13.0 percent, year-over-year primarily as a result of the decrease in revenues, as well as increased investments in advertising and other brand-building activities, offset by a decrease in personnel costs.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	March 29, 2014	March 30, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.4%	4.2%
Systemwide sales growth (decline)	(1.0)%	8.3%
Franchisee reported sales (in millions)	$282.1	284.8	(2.7)	(1.0)%

Revenues:
Royalty income	$1,743	2,265	(522)	(23.0)%
Franchise fees	379	197	182	92.4%
Rental income	118	146	(28)	(19.2)%
Sales of ice cream products	27,678	22,619	5,059	22.4%
Other revenues	93	201	(108)	(53.7)%
Total revenues	$30,011	25,428	4,583	18.0%

Segment profit[1]	$9,499	9,298	201	2.2%

Points of distribution[2]	4,885	4,590	295	6.4%
Gross openings	95	86	9	10.5%
Net openings	52	34	18	52.9%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
2 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.
Baskin-Robbins International systemwide sales decreased 1.0 percent in the first quarter from the prior year period driven by unfavorable foreign exchange in Japan offset by an increase in sales in South Korea. On a constant currency basis, systemwide sales increased by approximately 3 percent.

Baskin-Robbins International first quarter revenues increased 18.0 percent year-over-year to $30.0 million primarily due to an increase in sales of ice cream products in the Middle East and an increase in distribution costs billed to customers, offset by a decrease in royalty income.

First quarter segment profit increased 2.2 percent year-over-year to $9.5 million, resulting from an increase in net margin on ice cream driven by the increase in sales, offset by a decrease in royalty income and incremental reserves on outstanding receivables.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a second quarter cash dividend of $0.23 per share, payable on June 4, 2014 to shareholders of record as of the close of business on May 27, 2014.

FISCAL YEAR 2014 TARGETS
As described below, the Company has reiterated its performance targets regarding its 2014 expectations.

•	The Company expects Dunkin' Donuts U.S. comparable store sales growth of 3 to 4 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company expects that Dunkin' Donuts U.S. will add between 380 and 410 net new restaurants representing greater than 5 percent net restaurant growth and expects Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•	Internationally, the Company is targeting opening 300 to 400 net new restaurants across the two brands.

•	Globally, the Company expects to open between 685 and 800 net new units.

•	The Company expects revenue growth of between 6 and 8 percent and adjusted operating income growth of between 10 and 12 percent.

•
The Company expects adjusted earnings per share of $1.79 to $1.83, which would represent 17 percent to 20 percent year-over-year adjusted earnings per share growth. This target is based on diluted weighted average shares for the full year of 108.2 million.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 28193745. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; successful westward expansion; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached table “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

Segment Profit Comparability
Beginning in fiscal year 2014, the key measure used by the Company to assess the performance of and allocate resources to each reportable segment, referred to as segment profit, was revised to better align the segments with our consolidated performance measures and incentive targets. As a result, segment profit now reflects operating income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, and does not reflect the allocation of any corporate charges. Prior to fiscal year 2014, segment profit was measured based on earnings before interest, taxes, depreciation, amortization, impairment charges, loss on debt extinguishment and refinancing transactions, other gains and losses, and unallocated corporate charges. The segment profit amounts included herein for the three months ended March 30, 2013 have been restated to reflect this change to the measurement of segment profit to ensure comparability.
About Dunkin' Brands Group, Inc.

With more than 18,000 point of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2013,  Dunkin' Brands nearly 100 percent franchised business model included nearly 11,000 Dunkin' Donuts restaurants and 7,300 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the company had franchisee-reported sales of approximately $9.3 billion.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 29, 2014	March 30, 2013

Revenues:
Franchise fees and royalty income	$106,712	103,765
Rental income	22,447	22,432
Sales of ice cream products	28,671	23,580
Sales at company-owned restaurants	6,316	5,771
Other revenues	7,802	6,310
Total revenues	171,948	161,858
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,012	12,776
Cost of ice cream products	19,748	15,986
Company-owned restaurant expenses	6,363	5,655
General and administrative expenses, net(a)	59,714	55,577
Depreciation	4,913	5,848
Amortization of other intangible assets	6,405	6,582
Long-lived asset impairment charges	123	248
Total operating costs and expenses	110,278	102,672
Net income of equity method investments	3,100	3,087
Other operating income, net(a)	4,327	1,186
Operating income	69,097	63,459
Other income (expense):
Interest income	69	114
Interest expense	(17,941)	(20,832)
Loss on debt extinguishment and refinancing transactions	(13,735)	(5,018)
Other gains (losses), net	27	(390)
Total other expense	(31,580)	(26,126)
Income before income taxes	37,517	37,333
Provision for income taxes	14,689	13,672
Net income including noncontrolling interests	22,828	23,661
Net loss attributable to noncontrolling interests	(128)	(137)
Net income attributable to Dunkin’ Brands	$22,956	23,798

Earnings per share—basic	$0.22	0.22
Earnings per share—diluted	0.21	0.22
(a) Amount for the three months ended March 30, 2013 has been revised to conform to the current period presentation.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 29, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$202,420	256,933
Accounts, notes, and other receivables, net	56,552	79,765
Other current assets	125,752	125,062
Total current assets	384,724	461,760
Property and equipment, net	177,090	182,858
Equity method investments	169,307	170,644
Goodwill and other intangible assets, net	2,335,908	2,343,803
Other assets	69,291	75,625
Total assets	$3,136,320	3,234,690
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	5,000
Accounts payable	11,633	12,445
Other current liabilities	256,264	326,853
Total current liabilities	267,897	344,298
Long-term debt, net	1,813,245	1,818,609
Deferred income taxes, net	557,769	561,714
Other long-term liabilities	99,306	97,781
Total long-term liabilities	2,470,320	2,478,104
Redeemable noncontrolling interests	4,802	4,930
Total stockholders’ equity	393,301	407,358
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,136,320	3,234,690

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	March 29, 2014	March 30, 2013

Net cash provided by (used in) operating activities	$1,613	(26,998)
Cash flows from investing activities:
Additions to property and equipment	(4,436)	(7,808)
Other, net	5,519	1,000
Net cash provided by (used in) investing activities	1,083	(6,808)
Cash flows from financing activities:
Repayment of long-term debt, net	(10,000)	(14,157)
Payment of deferred financing and other debt-related costs	(8,977)	(6,115)
Dividends paid on common stock	(24,520)	(20,191)
Repurchases of common stock	(22,040)	—
Exercise of stock options	3,411	1,092
Other, net	4,897	(118)
Net cash used in financing activities	(57,229)	(39,489)
Effect of exchange rates on cash and cash equivalents	20	(137)
Decrease in cash and cash equivalents	(54,513)	(73,432)
Cash and cash equivalents, beginning of period	256,933	252,618
Cash and cash equivalents, end of period	$202,420	179,186

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended
	March 29, 2014	March 30, 2013
Operating income	$69,097	63,459
Operating income margin	40.2%	39.2%
Adjustments:
Amortization of other intangible assets	$6,405	6,582
Long-lived asset impairment charges	123	248
Peterborough plant closure(a)	—	397
Adjusted operating income	$75,625	70,686
Adjusted operating income margin	44.0%	43.7%

Net income attributable to Dunkin' Brands	$22,956	23,798
Adjustments:
Amortization of other intangible assets	6,405	6,582
Long-lived asset impairment charges	123	248
Peterborough plant closure(a)	—	397
Loss on debt extinguishment and refinancing transactions	13,735	5,018
Tax impact of adjustments(b)	(8,105)	(4,898)
State tax apportionment(c)	514	—
Adjusted net income	$35,628	31,145

Adjusted net income	$35,628	31,145
Weighted average number of common shares – diluted	107,980,160	108,158,977
Diluted adjusted earnings per share	$0.33	0.29

(a) For the three months ended March 30, 2013, the adjustment represents transition-related general and administrative costs incurred related to the closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, such as information technology integration, project management, and transportation costs.

(b) Tax impact of adjustments calculated at a 40% effective tax rate.
(c) Represents tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to certain state jurisdictions.